Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of La Paz Mining Corp. on Form S-1/A of our audit report, dated July 17, 2012 relating to the accompanying balance sheet as of April 30, 2012 and the related statements of operations, stockholders' deficit, and cash flows from inception (November 18, 2011) through April 30, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title "Interests of Named Experts and Counsel" in the Registration Statement S-1/A and this Prospectus.

De Joya Griffith & Company, LLC


/s/ De Joya Griffith & Company, LLC
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Henderson, NV
September 24, 2012